Union Carbide Corporation and Subsidiaries	EXHIBIT 10.1.5

THE DOW CHEMICAL COMPANY
AND
UNION CARBIDE CORPORATION
SERVICE ADDENDUM
No. 4

Per Article 3 of the Amended and Restated Service Agreement (the “Agreement”) between The Dow Chemical Company (“TDCC”) and Union Carbide Corporation (“UCC”) with an effective date of July 1, 2002, this Service Addendum specifies services which TDCC and UCC may provide to each other under the terms and conditions of the Agreement. This Service Addendum is effective on January 1, 2019 and will remain in effect thereafter until terminated according to the provisions of the Agreement.

Services:

Management of the following products or services by TDCC on behalf of UCC:

B-P Mix	Methanol
Benzene	Mixed Butanes
Butadiene	N-butane
Coal	Naphtha
Condensate	Natural Gas
Crude Butadiene	Nitrogen
Cumene	Oxygen
E-P Mix	Power
Ethane	Propane
Ethylene	Propylene
Fuel Gas	Pyrolysis Gasoline
Fuel Oil	Styrene
High Purity Water	Steam
Hydrogen	Toluene
Hydrocarbon Residual	Utilities
Instrument Air

Any other service or product managed by TDCC’s Hydrocarbons, Feedstocks or Energy businesses.

Cost and Billing (if different from the Agreement):

UCC grants TDCC the limited authority to issue and execute business documents in the name of UCC which are necessarily issued in conjunction with the services being provided by TDCC to UCC under this Service Addendum. Included in this grant of authority is authorization for market-facing employees of TDCC to reflect UCC on their business cards and letterhead in order to accomplish the service needs of the party receiving services in connection with this Service Addendum.

THE DOW CHEMICAL COMPANY	UNION CARBIDE CORPORATION

By: /s/ RONALD C. EDMONDS	By: /s/ LEAH TRZCINSKI
Name: Ronald C. Edmonds	Name: Leah Trzcinski
Title: Controller and Vice President of Controllers and Tax	Title: Vice President, General Counsel and Secretary
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